Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S FOURTH QUARTER 2008 ADJUSTED EARNINGS

PER SHARE INCREASED 6 PERCENT TO $1.06;

FULL YEAR 2008 ADJUSTED EARNINGS

PER SHARE INCREASED 6 PERCENT TO $4.55

Full Year 2008 Revenue Increased 2 Percent to $15.0 Billion;

Fourth Quarter 2008 Revenue Flat at $3.75 Billion

Full Year 2008 GAAP Earnings Per Share

Increased 38 Percent to $3.90;

Fourth Quarter 2008 GAAP Earnings Per Share

Increased 20 Percent to $0.91

2009 Total Revenue Expected to be in

the Range of $14.8 to $15.2 Billion

2009 Adjusted Earnings Per Share Expected to be in the Range of

$4.55 to $4.75

THOUSAND OAKS, Calif. (Jan. 26, 2009) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS), excluding stock option expense and certain other expenses, of $1.06 for the fourth quarter of 2008, an increase of 6 percent compared to $1.00 for the fourth quarter of 2007. Adjusted net income, excluding stock option expense and certain other expenses, increased 3 percent to $1,124 million in the fourth quarter of 2008 compared to $1,088 million in the fourth quarter of 2007. Stock option expense on a per share basis totaled 2 cents and 3 cents in the fourth quarter of 2008 and the fourth quarter of 2007, respectively.

Full year 2008 adjusted EPS, excluding stock option expense and certain other expenses, were $4.55 versus $4.29 in 2007, a 6 percent increase. Full year 2008 adjusted net income, excluding stock option expense and certain other expenses, was

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

$4,885 million versus $4,804 million in 2007, a 2 percent increase. Stock option expense on a per share basis totaled 7 cents and 12 cents in 2008 and 2007, respectively.

Total revenue of $3,751 million in the fourth quarter of 2008 was essentially flat compared to $3,745 million in the fourth quarter of 2007. For the full year 2008, total revenue increased 2 percent to $15,003 million from $14,771 million in 2007.

Adjusted EPS and adjusted net income for the fourth quarter and full year 2008 and 2007 exclude, for the applicable periods, stock option expense, certain expenses related to acquisitions, restructuring charges and certain other items. These expenses and other items are set forth on the attached reconciliation tables. Adjusted EPS including the impact of stock option expense are also set forth in the notes to the attached reconciliation tables.

Calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS were $0.91 in the fourth quarter of 2008 compared to $0.76 in the same quarter last year. GAAP net income was $961 million in the fourth quarter of 2008 compared to $835 million in the fourth quarter of 2007.

For the full year 2008, Amgen’s reported GAAP EPS were $3.90, compared to $2.82 for the full year 2007. Full year 2008 GAAP net income was $4,196 million versus $3,166 million in 2007. GAAP reported results for the fourth quarter and full year of 2007 were negatively impacted by $60 million and $591 million, respectively, of incremental charges related to our previously announced restructuring plan. In addition, GAAP reported results for the full year 2007 were negatively impacted by the write-offs of $590 million of acquired in-process research and development related to the acquisitions of Alantos Pharmaceutical Holdings, Inc. and Ilypsa, Inc.

“I am proud of Amgen’s performance in 2008 and excited about our prospects in 2009 and beyond. While Amgen faces a range of challenges in today’s environment, I am confident we are ready,” said Kevin Sharer, chairman and chief executive officer.

Product Sales Performance

During the fourth quarter, total product sales increased 2 percent to $3,674 million from $3,618 million in the fourth quarter of 2007. Sales in the U.S. totaled $2,900 million, an increase of 1 percent versus $2,871 million in the fourth quarter of 2007. International sales increased 4 percent to $774 million versus $747 million for the fourth quarter of 2007. Changes in foreign exchange negatively impacted fourth quarter 2008 sales by $30 million. Excluding the impact of foreign exchange, total product sales increased 2 percent and international product sales increased 8 percent. For the full year, total

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

product sales were $14,687 million in 2008 versus $14,311 million in 2007, a 3 percent increase. U.S. sales for the full year were relatively unchanged at $11,460 million versus $11,443 million in the prior year. International sales for the full year increased 13 percent to $3,227 million versus $2,868 million in the prior year. Changes in foreign exchange positively impacted full year sales by $213 million. Excluding the impact of foreign exchange, total product sales increased 1 percent and international sales increased 5 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) decreased 15 percent to $706 million in the fourth quarter of 2008 versus $827 million during the fourth quarter of 2007. In the U.S., Aranesp sales decreased 22 percent to $361 million in the fourth quarter of 2008 versus $462 million in the fourth quarter of 2007. U.S. sales of Aranesp for the fourth quarter of 2007 benefited $37 million from changes in accounting estimates related to sales discounts and product sales returns reserve. Excluding the positive impact of these changes in accounting estimates, U.S. sales of Aranesp decreased 15 percent in the fourth quarter of 2008 versus the prior year. This decrease in U.S. sales in the fourth quarter of 2008 primarily reflects a decline in demand, partially offset by favorable changes in wholesaler inventories. The decline in demand reflects the negative impact, primarily in the supportive cancer care setting, from regulatory changes which principally occurred in the second half of 2007, additional product label changes which occurred in the third quarter of 2008, and, to a lesser extent, loss of segment share. International Aranesp sales decreased 5 percent to $345 million versus $365 million in the fourth quarter of 2007 due to changes in foreign exchange which negatively impacted fourth quarter 2008 sales by approximately $12 million, pricing pressure, and ESA (erythropoiesis stimulating agent) dosing conservatism in our oncology business. Excluding the impact of foreign exchange, worldwide product sales decreased 13 percent and international product sales decreased 2 percent. For the full year, worldwide Aranesp sales were $3,137 million in 2008 versus $3,614 million in 2007, a 13 percent decrease. This decrease in sales was primarily due to a decline in demand reflecting reaction to regulatory and reimbursement developments and, to a lesser extent, loss of segment share noted above.

Sales of EPOGEN® (Epoetin alfa) increased 1 percent to $646 million in the fourth quarter of 2008 versus $638 million in the fourth quarter of 2007, primarily due to favorable changes in wholesaler inventories, partially offset by a decline in demand and to a lesser degree spillover. The decline in demand is principally due to a decline in the average net sales price and lighter year end customer demand, partially offset by an increase in patient population growth. For the full year, EPOGEN sales were $2,456 million in 2008 versus $2,489 million in 2007, a 1 percent decrease. This decrease in sales is principally due to a slight decline in demand. Spillover is a result of the Company’s contractual relationship with Johnson & Johnson. (Please refer to the Company’s Form 10-K for a more detailed discussion of this relationship and a description of spillover).

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) increased 6 percent to $1,180 million in the fourth quarter of 2008 versus $1,118 million for the fourth quarter of 2007, driven primarily by increased demand for Neulasta. Combined sales of Neulasta and NEUPOGEN in the U.S. were $884 million in the fourth quarter of 2008 versus $832 million in the fourth quarter of 2007, an increase of 6 percent primarily reflecting favorable changes in wholesaler inventories and an increase in demand for Neulasta. The increase in demand was driven by an increase in average net sales price, partially offset by a decline in units sold. Combined international sales increased 3 percent to $296 million in the fourth quarter of 2008 versus $286 million for the same quarter in the prior year. This growth reflects increased demand driven by the continued conversion from NEUPOGEN to Neulasta, partially offset by the impact of changes in foreign exchange which negatively impacted fourth quarter 2008 combined international sales by approximately $11 million. Excluding the impact of foreign exchange, combined worldwide product sales and international product sales each increased 7 percent. For the full year, worldwide combined sales of Neulasta and NEUPOGEN were $4,659 million in 2008 versus $4,277 million in 2007, a 9 percent increase primarily driven by increased demand for Neulasta.

Sales of Enbrel® (etanercept) increased 7 percent in the fourth quarter to $913 million versus $856 million during the same period in 2007 and increased 11 percent to $3,598 million in 2008 versus $3,230 million in 2007. Sales growth for the fourth quarter and for the full year 2008 was driven by higher demand due to increases in average net sales price. ENBREL sales growth in the fourth quarter and full year 2008 were affected by share declines in the U.S. versus the prior year due to increased competitive activity. However, sales growth continued in both rheumatology and dermatology, and ENBREL continues to maintain a leading position in both segments. For the full year, ENBREL sales were also favorably impacted by wholesaler inventory build in the first quarter of 2008 to support the shift of ENBREL to wholesaler distribution in that quarter.

Worldwide sales of Sensipar® (cinacalcet) increased 20 percent to $153 million in the fourth quarter of 2008 versus $128 million during the fourth quarter of 2007. For the full year, Sensipar sales were $597 million in 2008 versus $463 million in 2007, a 29 percent increase. This growth was principally driven by demand.

Vectibix® (panitumumab) sales for the fourth quarter were $46 million as compared to $33 million in the fourth quarter of 2007. Sales growth for the fourth quarter was driven by international demand as a result of the recent launch of Vectibix in Europe, partially offset by a decline in U.S. demand. For the full year, worldwide Vectibix sales were $153 million in 2008 versus $170 million in 2007, a 10 percent decrease. This decrease was primarily driven by a decline in segment share.

Operating Expense Analysis on an Adjusted Basis:

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

Cost of sales decreased 3 percent to $549 million in the fourth quarter of 2008 versus $565 million in the fourth quarter of 2007. This decrease was due to lower cost ENBREL partially offset by higher sales volume and excess capacity charges.

For the full year, cost of sales was $2,193 million in 2008 versus $2,255 million in 2007, a decrease of 3 percent. The decrease for the full year was primarily driven by lower excess inventory write-offs and lower cost ENBREL, offset by higher sales volume and excess capacity charges.

Research & Development (R&D) expenses were $770 million in the fourth quarter of 2008 versus $785 million in the fourth quarter of 2007, a decrease of 2 percent. The reduced spend was mainly driven by lower late-stage clinical trial costs, including denosumab, as well as the benefit of our licensing agreement with Takeda in Japan. These decreases were partially offset by higher clinical trial spend for our emerging pipeline.

For the full year, R&D expenses were $2,910 million in 2008 versus $3,064 million in 2007, a decrease of 5 percent. The full year decrease was primarily driven by lower late-stage clinical trial costs, the benefit of our licensing agreement with Takeda and Daiichi Sankyo in Japan, and lower staff-related and discretionary expenses as a result of our restructuring. These decreases were partially offset by an up-front payment under our licensing agreement with Kyowa Hakko as well as higher clinical trial spend for our emerging pipeline.

Selling, General & Administrative (SG&A) expenses increased 7 percent to $1,062 million in the fourth quarter of 2008 versus $990 million in the fourth quarter of 2007 reflecting higher expenses associated with the Wyeth profit share in ENBREL and product promotional expenses partially offset by lower staff-related expenses. The expenses associated with the Wyeth profit share increased 17 percent to $309 million in the fourth quarter of 2008 versus $265 million in the fourth quarter of 2007. Excluding the expenses associated with the Wyeth profit share, adjusted SG&A expenses in the fourth quarter of 2008 increased by 4 percent versus the same quarter last year.

For the full year, SG&A expenses were $3,708 million in 2008 versus $3,382 million in the prior year, an increase of 10 percent. This increase was primarily due to higher expenses associated with the Wyeth profit share, product promotional spending, and staff-related costs. These were partially offset by lower litigation expenses. The expenses associated with the Wyeth profit share increased 21 percent to $1,195 million for the full year 2008 versus $984 million in the prior year. Excluding the expenses associated with the Wyeth profit share, adjusted SG&A expenses for the full year 2008 increased 5 percent versus the full year 2007.

The tax rate in the fourth quarter of 2008 benefited from the retroactive extension of the R&D tax credit. For the full year the 2008 adjusted tax rate is slightly higher than the

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

2007 tax rate primarily due to a change in the mix of revenues and expenses and increased accruals for state taxes in 2008.

During the fourth quarter of 2008, Amgen repurchased approximately 13 million shares of its common stock at a total cost of $700 million. For the full year 2008, Amgen repurchased approximately 45 million shares of its common stock at a total cost of $2,268 million. The Company currently has $4.2 billion remaining under its authorized stock repurchase program.

Average diluted shares for adjusted EPS in the fourth quarter of 2008 were 1,061 million versus 1,091 million in the fourth quarter of 2007 and 1,074 million in the full year 2008 versus 1,121 million in the full year 2007.

Capital expenditures for the fourth quarter of 2008 were approximately $178 million versus $234 million in the fourth quarter of 2007. Capital expenditures for the full year 2008 and 2007 were $0.7 billion and $1.3 billion, respectively. Worldwide cash and marketable securities were $9.6 billion and debt was $10.2 billion at the end of the fourth quarter of 2008.

2009 Guidance

The Company expects total revenue for 2009 to be in the range of $14.8 to $15.2 billion. Amgen expects 2009 adjusted EPS to be in the range of $4.55 to $4.75, excluding stock option expense, certain expenses related to acquisitions, restructuring charges and certain other items itemized on the reconciliation table below.

In addition, the 2009 adjusted EPS guidance excludes the impact of the incremental non-cash interest expense related to our outstanding convertible debt resulting from our adoption on Jan. 1, 2009 of Financial Accounting Standards Board Staff Position No. APB 14-1 “Accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (FSP APB 14-1). Amgen expects the impact of the incremental non-cash interest expense associated with FSP APB 14-1 for 2009 to be in the range of $0.14 to $0.16 per share.

The company expects 2009 capital expenditures to be approximately $700 million.

Fourth Quarter Product and Pipeline Update

The Company provided updates on selected products and clinical programs.

Denosumab: The Company discussed the submission of a Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA) for denosumab, an

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

investigational RANK Ligand inhibitor. The indications for which Amgen is seeking FDA approval are treatment and prevention of postmenopausal osteoporosis (PMO) in women, and treatment and prevention of bone loss in patients undergoing hormone ablation for either prostate or breast cancer. The BLA submission contains data from six Phase 3 trials involving more than 11,000 patients. The Company has also submitted an application in Canada for these indications.

In the European Union, the Company has submitted an application for the approval of denosumab for treatment of PMO in women, and treatment of bone loss associated with hormone ablation therapy in patients with breast and prostate cancer.

Motesanib: The Company discussed the ongoing MONET1 trial evaluating motesanib (AMG 706) in combination with paclitaxel and carboplatin for the first-line treatment of advanced non-small cell lung cancer (NSCLC). This trial was temporarily suspended following a planned safety data review of 600 patients by the study’s independent Data Monitoring Committee (DMC). The DMC also recommended that patients with squamous NSCLC immediately discontinue motesanib therapy but did not recommend discontinuation of motesanib therapy for patients with non-squamous NSCLC. Motesanib is part of a broad co-development program between Amgen and Takeda.

AMG 223: The Company discussed results for AMG 223 from its recently completed Phase 1 study in normal healthy patients and Phase 2 study in subjects with chronic kidney disease on hemodialysis with hyperphosphatemia. AMG 223 appeared to be well tolerated and showed a statistically significant reduction in serum phosphorus compared with placebo. While these results were consistent with what is required for registration of a phosphate-binding therapy, in the context of our overall development portfolio, the company will be reviewing other options for the commercialization of this investigational product. AMG 223 is a non-absorbed, metal-free polymer that binds phosphorus in the gastrointestinal tract.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

As previously announced, the Company has posted in the Investors section of the Company’s Web site (www.amgen.com/investors) a slide presentation related to its fourth quarter and 2008 full year financial results conference call, scheduled for 2:00 p.m. Pacific Time today. The conference call will be broadcast over the Internet and can also be found on Amgen’s Web site at the above web address.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP basis) for the three and twelve months ended Dec. 31, 2008 and 2007. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with U.S. GAAP.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2007, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2008					Three Months Ended December 31, 2007
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,674	$—		$3,674		$3,618	$—		$3,618
Other revenues	77	—		77		127	—		127

Total revenues	3,751	—		3,751		3,745	—		3,745

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	558	(4	)(a)	549		606	(4	)(a)	565
		(5	)(b)				(37	)(b)
Research and development	798	(11	)(a)	770		822	(15	)(a)	785
		(17	)(c)				(17	)(c)
							(4	)(f)
							(1	)(b)
Selling, general and administrative	1,111	(11	)(a)	1,062		1,001	(22	)(a)	990
		(38	)(b)				32	(b)
							(21	)(g)
Amortization of intangible assets	73	(73	)(d)	—		74	(74	)(d)	—
Other charges	74	(53	)(b)	—		185	(151	)(b)	—
		(21	)(e)				(34	)(e)

Total operating expenses	2,614	(233)		2,381		2,688	(348)		2,340
Operating income	1,137	233		1,370		1,057	348		1,405
Interest and other income and (expense), net	17	1	(b)	18		1	—		1

Income before income taxes	1,154	234		1,388		1,058	348		1,406
Provision for income taxes	193	71	(o)	264		223	95	(q)	318

Net income	$961	$163		$1,124		$835	$253		$1,088

Earnings per share:
Basic	$0.91			$1.07		$0.77			$1.00
Diluted (r)	$0.91			$1.06	(a)	$0.76			$1.00	(a)

Average shares used in calculation of earnings per share:
Basic	1,055			1,055		1,087			1,087
Diluted (r)	1,061			1,061	(a)	1,092			1,091	(a)

(a) - (r)    See explanatory notes on the following pages.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Year ended December 31, 2008					Year ended December 31, 2007
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$14,687	$—		$14,687		$14,311	$—		$14,311
Other revenues	316	—		316		460	—		460

Total revenues	15,003	—		15,003		14,771	—		14,771

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	2,296	(13	)(a)	2,193		2,548	(16	)(a)	2,255
		(84	)(h)				(150	)(b)
		(6	)(b)				(90	)(i)
							(7	)(j)
							(30	)(k)
Research and development	3,030	(46	)(a)	2,910		3,266	(83	)(a)	3,064
		(70	)(c)				(71	)(c)
		(3	)(b)				(29	)(f)
		(1	)(f)				(19	)(b)
Selling, general and administrative	3,789	(44	)(a)	3,708		3,361	(82	)(a)	3,382
		(37	)(b)				124	(b)
							(21	)(g)
Write-off of acquired in-process R&D	—	—		—		590	(590	)(l)	—
Amortization of intangible assets	294	(294	)(d)	—		298	(295	)(d)	—
							(3	)(m)
Other charges	380	(92	)(b)	—		728	(694	)(b)	—
		(288	)(e)				(34	)(e)

Total operating expenses	9,789	(978)		8,811		10,791	(2,090)		8,701
Operating income	5,214	978		6,192		3,980	2,090		6,070
Interest and other income and (expense), net	36	10	(b)	46		(19)	51	(n)	32

Income before income taxes	5,250	988		6,238		3,961	2,141		6,102
Provision for income taxes	1,054	299	(o)	1,353		795	92	(p)	1,298
							411	(q)

Net income	$4,196	$689		$4,885		$3,166	$1,638		$4,804

Earnings per share:
Basic	$3.92			$4.57		$2.83			$4.30
Diluted (r)	$3.90			$4.55	(a)	$2.82			$4.29	(a)

Average shares used in calculation of earnings per share:
Basic	1,070			1,070		1,117			1,117
Diluted (r)	1,075			1,074	(a)	1,123			1,121	(a)

(a) - (r)    See explanatory notes on the following pages.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	To exclude the impact of stock option expense recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For the three and twelve months ended December 31, 2008 and 2007, the total pre-tax expense for employee stock options in accordance with SFAS No. 123R was $26 million and $103 million, respectively, and $41 million and $181 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and twelve months ended December 31, 2008 and 2007 was as follows:

	Three months ended December 31,		Year ended December 31,

	2008	2007	2008	2007
“Adjusted” diluted EPS, excluding stock option expense	$1.06	$1.00	$4.55	$4.29
Impact of stock option expense (net of tax)	(0.02)	(0.03)	(0.07)	(0.12)

“Adjusted” diluted EPS, including stock option expense	$1.04	$0.97	$4.48	$4.17

(b)	To exclude the following restructuring (expenses)/recoveries associated with our restructuring plan announced in August 2007, as follows:

	Separation costs (1)	Asset impairment (2)	Accelerated depreciation (3)	Other (4)	Total
Three months ended December 31, 2008
Cost of sales (excluding amortization of intangible assets)	$—	$(5)	$—	$—	$(5)
Selling, general and administrative (SG&A)	—	(17)	—	(21)	(38)
Other charges	(3)	(21)	—	(29)	(53)
Interest and other income and (expense), net	—	—	—	(1)	(1)

	$(3)	$(43)	$—	$(51)	$(97)

Three months ended December 31, 2007
Cost of sales (excluding amortization of intangible assets)	$—	$—	$(37)	$—	$(37)
Research and development (R&D)	2	(3)	—	—	(1)
SG&A	2	—	(1)	31	32
Other charges	(102)	(9)	—	(40)	(151)

	$(98)	$(12)	$(38)	$(9)	$(157)

Year ended December 31, 2008
Cost of sales (excluding amortization of intangible assets)	$—	$(6)	$—	$—	$(6)
R&D	(3)	—	—	—	(3)
SG&A	—	(17)	—	(20)	(37)
Other charges	(7)	(36)	—	(49)	(92)
Interest and other income and (expense), net	—	—	—	(10)	(10)

	$(10)	$(59)	$—	$(79)	$(148)

Year ended December 31, 2007
Cost of sales (excluding amortization of intangible assets)	$1	$(4)	$(147)	$—	$(150)
R&D	19	(38)	—	—	(19)
SG&A	11	—	(1)	114	124
Other charges	(209)	(366)	—	(119)	(694)

	$(178)	$(408)	$(148)	$(5)	$(739)

(1)	Severance and other separation costs, partially offset in 2007 by the reversal of previously accrued expenses for bonuses and stock-based compensation awards, which were forfeited as a result of the employees’ termination.

(2)	Asset impairment charges principally incurred in connection with the rationalization of our worldwide manufacturing operations in order to gain cost efficiencies and, to a lesser degree in 2007, the moderation of the expansion of our R&D facilities.

(3)	Accelerated depreciation resulting from our decision to accelerate the closure of one of our ENBREL commercial bulk production operations in connection with the rationalization of our worldwide network of manufacturing facilities. The amount included above represents the excess of accelerated depreciation expense over the depreciation that would otherwise have been recorded if there were no plans to accelerate the closure of this manufacturing operation.

(4)	To exclude (i) from SG&A and Other charges, loss accruals for leases principally related to certain facilities that will not be used in our business, (ii) from SG&A in 2008, integration costs associated with certain restructuring initiatives, (iii) from Interest and other income and (expense), net, in 2008, the loss accrual on the disposal of certain less significant marketed products and related assets, including primarily inventory, and (iv) from SG&A in 2007, the cost recoveries for certain restructuring expenses, principally with respect to accelerated depreciation in connection with our co-promotion agreement with Wyeth.

(c)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the acquisitions of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).

(d)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.

(e)	To exclude loss accruals for settlements of certain commercial legal proceedings.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

(f)	To exclude, for the applicable periods, merger related expenses incurred due to the Alantos Pharmaceutical Holding, Inc. (“Alantos”), Ilypsa, Inc. (“Ilypsa”), and Tularik Inc. acquisitions, primarily related to incremental costs associated with retention.

(g)	To exclude severance related expenses incurred in connection with our acquisition of the remaining 51 percent ownership interest of Dompe Biotec, S.p.A. (“Dompe”).

(h)	To exclude the write-off of inventory resulting from a strategic decision to change manufacturing processes.

(i)	To exclude the write-off of inventory principally due to changing regulatory and reimbursement environments.

(j)	To exclude merger related expenses incurred due to the Abgenix acquisition, primarily related to incremental costs associated with recording inventory acquired at fair value which is in excess of our manufacturing cost.

(k)	To exclude the impact of writing-off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(l)	To exclude the non-cash expense associated with writing-off the acquired in-process research and development (“IPR&D”) related to the acquisitions of Alantos and Ilypsa.

(m)	To exclude the impairment of a non-ENBREL related intangible asset previously acquired in the Immunex acquisition.

(n)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of our convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(o)	To reflect the tax effect of the above adjustments for 2008, excluding (1) certain components of the write-off of inventory (see (h) above), (2) certain of the restructuring charges (see (b) above) and (3) certain of the loss accruals for settlements of commercial legal proceedings (see (e) above).

(p)	To exclude the income tax benefit recognized as the result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service (“IRS”) for prior periods.

(q)	To reflect the tax effect of the above adjustments for 2007, excluding (1) certain of the restructuring charges (see (b) above), (2) certain components of the write-off of inventory (see (i) above), (3) the write-off of the acquired IPR&D related to the Alantos and Ilypsa acquisitions (see (l) above), (4) the write-off of the cost of a semi-completed manufacturing asset (see (k) above), and (5) the tax benefit recognized as a result of resolving certain non-routine transfer pricing issues with the IRS (see (p) above).

(r)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method.

“Adjusted” earnings per share presented below excludes stock option expense:

	Three months ended December 31, 2008			Three months ended December 31, 2007
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$961	$1,124		$835	$1,088

Shares (Denominator):
Weighted-average shares for basic EPS	1,055	1,055		1,087	1,087
Effect of dilutive securities	6	6	(*)	5	4	(*)

Weighted-average shares for diluted EPS	1,061	1,061		1,092	1,091

Diluted earnings per share	$0.91	$1.06		$0.76	$1.00

	Year ended December 31, 2008			Year ended December 31, 2007
	GAAP	“Adjusted”		GAAP	“Adjusted”

Income (Numerator):
Net income for basic and diluted EPS	$4,196	$4,885		$3,166	$4,804

Shares (Denominator):
Weighted-average shares for basic EPS	1,070	1,070		1,117	1,117
Effect of dilutive securities	5	4	(*)	6	4	(*)

Weighted-average shares for diluted EPS	1,075	1,074		1,123	1,121

Diluted earnings per share	$3.90	$4.55		$2.82	$4.29

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and twelve months ended December 31, 2008 and 2007 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Aranesp® - U.S.	$361	$462	$1,651	$2,154
Aranesp® - International	345	365	1,486	1,460
EPOGEN® - U.S.	646	638	2,456	2,489
Neulasta® - U.S.	655	607	2,505	2,351
NEUPOGEN® - U.S.	229	225	896	861
Neulasta® - International	193	177	813	649
NEUPOGEN® - International	103	109	445	416
Enbrel® - U.S.	858	805	3,389	3,052
Enbrel® - International	55	51	209	178
Sensipar® - U.S.	106	92	412	333
Sensipar® - International	47	36	185	130
Vectibix® - U.S.	25	33	108	170
Vectibix® - International	21	—	45	—
Other product sales - U.S.	20	9	43	33
Other product sales - International	10	9	44	35

Total product sales	$3,674	$3,618	$14,687	$14,311

U.S.	$2,900	$2,871	$11,460	$11,443
International	774	747	3,227	2,868

Total product sales	$3,674	$3,618	$14,687	$14,311

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and marketable securities	$9,552	$7,151
Trade receivables, net	2,073	2,101
Inventories	2,075	2,091
Other current assets	1,521	1,698

Total current assets	15,221	13,041
Property, plant and equipment, net	5,879	5,941
Intangible assets, net	2,988	3,332
Goodwill	11,339	11,240
Other assets	1,016	1,085

Total assets	$36,443	$34,639

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,886	$4,179
Current portion of other long-term debt	1,000	2,000

Total current liabilities	4,886	6,179
Deferred tax liabilities	230	480
Convertible notes	5,081	5,080
Other long-term debt	4,095	4,097
Other non-current liabilities	1,765	934
Stockholders’ equity	20,386	17,869

Total liabilities and stockholders’ equity	$36,443	$34,639

Shares outstanding	1,047	1,087

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 6 PERCENT TO

$1.06; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $4.55

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2009

(Unaudited)

2009
“Adjusted” earnings per share guidance	$4.55 - $4.75

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets, product technology rights (a)	(0.17)
Incremental non-cash interest expense (b)	(0.14) - (0.16)
Stock option expense (c)	(0.06) - (0.08)
Restructuring costs (d)	(0.03) - (0.06)
Amortization of acquired intangible assets, R&D technology rights (e)	(0.04)

GAAP earnings per share guidance	$4.04 - $4.31

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude the estimated impact of the incremental non-cash interest expense related to our outstanding convertible debt resulting from our adoption on January 1, 2009 of FSP APB 14-1 “Accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement).”

(c)	To exclude stock option expense associated with SFAS No. 123R.

(d)	To exclude restructuring related costs.

(e)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

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